For Immediate Release Tuesday, July 18, 2000	For Further Information: Jeff Francis, President and CEO Terri Liutkus, Treasurer and CFO 330/726-3396 - phone 330/758-1356 - fax

FFY Financial Corp. Declares Quarterly Dividend

      Youngstown, Ohio, July 18, 2000 - FFY Financial Corp. (NASDAQ: FFYF) announced the declaration of its regular quarterly dividend of 12.5 cents per share by the Company's Board of Directors at its meeting on July 18, 2000. The dividend will be paid on August 10, 2000 to shareholders of record on July 31, 2000.

      The Company also announced that its Annual Meeting of Stockholders will be held at 2:00 p.m., Youngstown, Ohio time, on Wednesday, November 15, 2000 at the Holiday Inn, 7410 South Avenue, Youngstown, Ohio.

      On May 24, 2000, the Company announced that it had entered into a merger of equals agreement with First Place Financial Corp. (NASDAQ: FPFC) creating the largest financial institution to be based in the Mahoning Valley with assets of $1.7 billion and 35 locations. Pending approval by the Office of Thrift Supervision, the Securities and Exchange Commission and shareholders, closing is expected by the end of calendar year 2000 with integration to be completed shortly afterwards.

      When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.